Exhibit 99.1
Repros Therapeutics Inc. Announces That Proellex Significantly Reduced Pain in a
U.S. Phase 2 Clinical Trial in Women with Moderate to Severe Endometriosis
THE WOODLANDS, Texas— January 12, 2009—Repros Therapeutics Inc. (NasdaqGM:RPRX) released positive results of its recently completed U.S. Phase 2 Proellex endometriosis trial. Proellex is an oral progesterone receptor modulator. This analysis will be used as the basis for a request for an “End of Phase II Meeting” with the FDA. The key findings from this double-blind study were:
•	Statistically significant reductions in endometriosis symptoms for both doses of Proellex, assessed with the Mean Endometriosis Symptom Survey Scale (MESSS) as compared to placebo;

•	Statistically significant reductions on all three patient reported outcomes: dysmenorrhea (painful menses), deep dyspareunia (painful intercourse) and non-menstrual pelvic pain for Proellex as compared to placebo;

•	Statistically significant reductions in the number of patients requiring analgesics for Proellex as compared to placebo; and,

•	The drop out rate of the placebo arm was over two times the rate in either of the Proellex arms.
The data also show that pain, the most troublesome symptom associated with endometriosis, is statistically significantly and clinically meaningfully reduced within one to two months of treatment and remains controlled for the entire 4 month treatment period compared with placebo. These results clearly confirm and extend the positive results that were announced on July 10th 2008 where the outcome of two months of treatment was reported in a small group of subjects.
Study Results
The endometriosis study ZPE-201 was designed to assess the efficacy of Proellex in women with moderately severe to severe pain associated with endometriosis. An endometriosis symptom scale adapted from the validated Biberoglu and Behrman Symptom Severity Scale was developed to collect monthly pain scores. This instrument, the Mean Endometriosis Symptom Severity Scale (MESSS), is independent of the effect of concurrent analgesic use. The MESSS has 5 domains, three of which are: patient reported severity of dysmenorrhea, patient reported severity of deep dyspareunia, and patient reported severity of non-menstrual pelvic pain; the other two domains being physician reported findings of pelvic tenderness and induration on pelvic examination.
Forty three subjects (placebo n = 15, Proellex 25 mg n = 14 and Proellex 50 mg n = 14) who completed up to 4 months of the planned double blind study period qualified for this analysis. The baseline patient reported MESSS scores for subjects randomized to placebo, 25mg or 50 mg Proellex were 7.13, 6.86 and 7.0 respectively. These MESSS scores document that the subjects were experiencing clinically significant moderately severe to severe pain. There was no statistically significant difference in pain severity between the treatment groups at baseline (p= 0.39 – 0.72). The composite of the three patient reported MESSS scores for both doses of Proellex decreased from 6.93 at baseline to 2.07 (p= 0.007)), 1.21 (p <0.0001), 1.11 (p <0.0001), and 0.71 (p <0.0001) at months 1, 2, 3 and 4 of treatment, respectively and were statistically significantly reduced compared with placebo treated patients. While reduction of dysmenorrhea is expected as Proellex induces amenorrhea, the clinically and statistically significant reduction of both deep dyspareunia and non-menstrual pelvic pain suggests that Proellex also has a disease modifying effect. At no time point was there a statistically significant difference between the Proellex 25 and 50 mg treatments.
The reduction of pain scores was accompanied by a reduction in the number of patients requiring analgesics within the Proellex treated subjects compared with placebo. At month four, 71.4% of the 50 mg group and 64.2% of the 25 mg group were analgesic free. By comparison only 13.3% of the placebo group no longer required analgesics. This comparison yielded highly significant p values of 0.0025 and 0.0078 respectively for the 2 active doses. Furthermore, over the course of the study over two times the number of patients dropped out of the placebo arm than the Proellex arms.
The adverse events that occurred in this study were similar in nature to those observed in previous studies and were generally mild to moderate in severity and transient in nature. No new or unexpected events occurred.
Andre van As, MD PhD, the Sr. VP of Regulatory and Clinical Affairs for Repros noted, “The results from this study confirm our earlier reported result of a rapid reduction of pain in the first month of Proellex treatment. These new results extend this finding to demonstrate that there is a sustained benefit for the entire 4 month treatment period. The large reduction of pain occurred together with a reduction in the use of narcotic and non-narcotic analgesics. Subjects qualifying for this study had to have a pain severity level at or greater than the 66th percentile of the patient reported scale, which makes this reduction of pain of importance for women who live with intense discomfort. The current study together with our previous Phase 1-2 study suggests that pain of all severities due to endometriosis can be controlled by Proellex. The concomitant reduction in analgesic use is a unique observation and suggests that Proellex may have a mode of action which results in the control of pain associated with endometriosis and provides additional benefit to these women by allowing the reduction of adjunctive medication.”
About Repros Therapeutics Inc.
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone. In November 2008, we received guidance from the FDA suggesting submission of a new IND to the Division of Metabolic and Endocrine Products, or DMEP, for the investigation of Androxal as a potential treatment for type 2 diabetes. We plan to submit a new IND for this indication to the DMEP as soon as practicable.
For more information, please visit the Company’s website at http://www.reprosrx.com.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Joseph S. Podolski President & CEO (281) 719-3447